Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VERAZ NETWORKS, INC.
     Douglas A. Sabella hereby certifies that:
     ONE: The original name of this company is Softswitch Enterprises, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 18, 2001. The name of the company was changed to NexVerse Networks, Inc. with the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2001. The name of the company was changed to Veraz Networks, Inc. with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2002.
     TWO: He is the duly elected and acting President and Chief Executive Officer of Veraz Networks, Inc., a Delaware corporation.
     THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:
I.
     The name of this company is Veraz Networks, Inc. (the “Company” or the “Corporation”).
II.
     The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, 19901, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.
III.
     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
     A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred fifty-five million forty-nine (155,000,049) shares, one hundred million (100,000,000) shares of which shall be Common Stock (the “Common

1.

Stock”) and fifty-five million forty-nine (55,000,049) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.
     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).
     C. Five million forty-eight (5,000,048) shares of the authorized shares of Preferred Stock are hereby designated Series A-1 Preferred Stock (the “Series A-1 Preferred”), one (1) share of the authorized shares of Preferred Stock is hereby designated Series A-2 Preferred Stock (the “Series A-2 Preferred”), nine million (9,000,000) shares of the authorized shares of Preferred Stock are hereby designated Series B-1 Preferred Stock (the “Series B-1 Preferred”), thirty-six million (36,000,000) shares of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”) and five million (5,000,000) shares of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”).
     D. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:
          1. Dividend Rights.
               (a) Holders of Series D Preferred, in preference to the holders of Series C Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). After the payment or setting aside of dividends to the Holders of Series D Preferred, holders of Series C Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.
               (b) The “Original Issue Price” of the Series C Preferred shall be eighty five and eight-tenths cents ($0.858). The “Original Issue Price” of the Series D Preferred shall be three dollars and twenty-seven cents ($3.27).
               (c) So long as any shares of Series C Preferred or Series D Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for

2.

value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series C Preferred and Series D Preferred shall have been paid or declared and set apart, except for:
                    (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or
                    (ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares where such exercise of the Company’s right of first refusal was unanimously approved by the Board of Directors.
               (d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series C Preferred and Series D Preferred, as applicable, in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
               (e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is unanimously approved by the Board.
               (f) The holders of the Preferred Stock expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.
               (g) The Company shall not pay any dividends on the Series A-1 Preferred, Series A-2 Preferred or Series B-1 Preferred.
          2. Voting Rights.
               (a) General Rights. Each holder of shares of the Series C Preferred or Series D Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred or Series D Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series C Preferred and Series D Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Except as otherwise provided herein or as required by law, the holders of Series A-1 Preferred, Series A-2 Preferred and Series B-1 Preferred shall not have any voting rights with respect to such shares.
               (b) Separate Vote of Series C Preferred and Series D Preferred. For so long as at least one million (1,000,000) shares of Series C Preferred and Series D Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the

3.

Series C Preferred or Series D Preferred, as applicable, after the filing date hereof without a corresponding adjustment hereto) in the aggregate remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds of the outstanding Series C Preferred and Series D Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:
                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);
                    (ii) Any increase or decrease in the authorized number of shares of Preferred Stock;
                    (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred or Series D Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;
                    (iv) Any redemption, repurchase, payment of dividends or other distributions (or payment into or set aside for a sinking fund for such purpose) with respect to Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company permitted by Section 1 hereof and except for redemption of the Series A-1 Preferred, Series A-2 Preferred and Series B-1 Preferred as provided by Section 5 hereof );
                    (v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3);
                    (vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;
                    (vii) Any voluntary dissolution or liquidation of the Company; or
                    (viii) Any grant of rights to intellectual property of the Company other than to customers in the ordinary course of business.
               (c) Separate Vote of Series D Preferred. For so long as at least two hundred thousand (200,000) shares of Series D Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series D Preferred after the filing date hereof without a corresponding adjustment hereto) in the aggregate remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series D Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:
                    (i) Any incurrence by the Company of debt in excess of ten million dollars ($10,000,000) in the aggregate.

4.

               (d) Election of Board of Directors.
                    (i) For so long as at least six million (6,000,000) shares of Series C Preferred and Series D Preferred in the aggregate remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred or Series D Preferred, as applicable, after the filing date hereof without a corresponding adjustment hereto) the holders of Series C Preferred and Series D Preferred, voting together as a single class, shall be entitled to elect six (6) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;
                    (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and
                    (iii) the holders of Common Stock, Series C Preferred and Series D Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
                    (iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
                    (v) Removal. During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Board or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s

5.

removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.
          3. Liquidation Rights.
               (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series A-2 Preferred, Series A-1 Preferred, Series B-1 Preferred, Series C Preferred or Common Stock, the holders of the Series D Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series D Preferred equal to one times the Original Issue Price for the Series D Preferred plus all declared and unpaid dividends on the Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series D Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of the Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).
               (b) After the payment of the full liquidation preference of the Series D Preferred as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of any Series A-2 Preferred, Series A-1 Preferred, Series B-1 Preferred or Common Stock, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction an amount per share of Series C Preferred equal to two times the Original Issue Price for the Series C Preferred plus all declared and unpaid dividends on the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series C Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).
               (c) After the payment of the full liquidation preference of the Series D Preferred as set forth in Section 3(a) above and the full liquidation preference of the Series C Preferred as set forth in Section 3(b) above, the holder of Series A-2 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount equal to one million dollars ($1,000,000). If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration

6.

received in such transaction) shall be insufficient to make payment in full of the liquidation preference set forth in this Section 3(c), then the assets of the Company legally available for distribution shall be distributed to the holder of Series A-2 Preferred.
               (d) After the payment of the full liquidation preference of the Series D Preferred as set forth in Section 3(a) above, the full liquidation preference of the Series C Preferred as set forth in Section 3(b) above and the full liquidation preference of the Series A-2 Preferred as set forth in Section 3(c) above, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share equal to one dollar ($1.00) for each share of Series A-1 Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full of the liquidation preference set forth in this Section 3(d), then such assets (or consideration) shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(d).
               (e) After the payment of the full liquidation preference of the Series D Preferred as set forth in Section 3(a) above, the fully liquidation preference of the Series C Preferred as set forth in Section 3(b) above, the full liquidation preference of the Series A-2 Preferred as set forth in Section 3(c) above, and the full liquidation preference of the Series A-1 Preferred as set forth in Sections 3(d) above, the holders of Series B-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share equal to one dollar ($1.00) for each share of Series B-1 Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to of the liquidation preference set forth in this Section 3(e), then such assets (or consideration) shall be distributed among the holders of Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(e).
               (f) After the payment of the full liquidation preference of the Series D Preferred as set forth in Section 3(a) above, the full liquidation preference of the Series C Preferred as set forth in Section 3(b) above, the full liquidation preference of the Series A-2 Preferred as set forth in Section 3(c) above, and the full liquidation preference of the Series A-1 Preferred as set forth in Sections 3(d) above, and the full liquidation preference of the Series B-1 Preferred as set forth in Section 3(e) above, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share equal to sixty cents ($0.60) for each share of Series A-1 Preferred held by them, and the holders of Series B-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share equal to fifty cents ($0.50) for each share of Series B-1 Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to the holders of Series A-1 Preferred and Series B-1 Preferred of the liquidation preference set forth in this Section 3(f), then such assets (or consideration) shall be

7.

distributed among the holders of Series A-1 Preferred and Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(f).
               (g) After the payment of the liquidation preferences of the Series C Preferred, Series D Preferred, Series A-2 Preferred, Series A-1 Preferred and Series B-1 Preferred as set forth in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) above, the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.
               (h) The following events shall be considered a liquidation, dissolution or winding up of the Company under this Section 3:
                    (i) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, do not own more than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization (for purposes of determining the Company’s stockholders’ post-transaction percentage ownership of voting power, the securities that they hold as a result of shares, if any, that the Company’s stockholders owned pre-consolidation or merger in the entity with which the Company consolidated or merged shall not be considered), or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding (x) any consolidation or merger effected exclusively to change the domicile of the Company, (y) the transactions contemplated by that certain Share Exchange Agreement dated October 30, 2002, or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof (an “Acquisition”); or
                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).
                    (iii) In any of such events, if the consideration received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:
                         (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
                              (1) If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;
                              (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

8.

                              (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.
                         (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.
          4. Conversion Rights.
               The Series A-1 Preferred, Series A-2 Preferred and Series B-1 Preferred shall not be convertible into Common Stock. The holders of the Series C Preferred and Series D Preferred shall have the following rights with respect to the conversion of the Series C Preferred or Series D Preferred into shares of Common Stock (the “Conversion Rights”):
               (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series C Preferred or Series D Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series D Preferred being converted. Notwithstanding anything herein to the contrary, the conversion rights set forth in this Section 4(a) shall not apply to any shares of Series D Preferred for so long as the Company maintains a registration statement on file with the Securities and Exchange Commission in connection with a Qualified IPO (as defined below).
               (b) Conversion Rate Applicable to Series C Preferred and Series D Preferred. The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the “Series D Preferred Conversion Price,” calculated as provided in Section 4(c).
               (c) Conversion Price Applicable to Series C Preferred and Series D Preferred. The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the “Series C Preferred Conversion Price”). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted. The conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the “Series D Preferred Conversion

9.

Price”). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Preferred Conversion Price herein shall mean the Series D Preferred Conversion Price as so adjusted.
                    (i) Notwithstanding anything herein to the contrary, immediately prior to the closing of the earliest to occur of (i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the pre-offering valuation of the Company is at least $90,000,000 (a “Qualified IPO”), (ii) any Acquisition, Asset Transfer or other liquidation, dissolution or winding up of the Company as defined in Article IV, Section 3 of this Certificate of Incorporation, or (iii) any sale by the Company after the Filing Date of Equity Securities in a Qualified Financing, then the conversion price of the Series D Preferred shall be adjusted (increased or decreased, as the case may be) (the “Special Series D Conversion Price Adjustment”) to a price that is equal to (x) in the case of subsection (i) above, 62.5% of the per share offering price in such underwritten initial public offering, (y) in the case of subsection (ii) above, 62.5% of the amount payable whether in cash or otherwise in connection with such Acquisition, Asset Transfer or other liquidation event as defined in Article IV, Section 3 of this Certificate of Incorporation to the holder of one (1) share of Common Stock, or (z) in the case of subsection (iii) above, 62.5% of the per share price (per common stock equivalent) paid by investors in such Qualified Financing; provided however that under no circumstances shall the Series D Preferred Conversion Price be increased in the case of a Qualified Financing.
     For purposes of this Subsection 4(c)(i), the following definitions shall apply:
     The term “Equity Securities” shall mean the Company’s preferred stock or any securities conferring the right to purchase the Company’s preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s preferred stock, in each case issued in a Qualified Financing following the Original Issue Date (as defined below) and excluding any sale of issuances described in Article IV, Section D.4.(i)(v) of this Certificate of Incorporation.
     The term “Qualified Financing” shall mean the Company’s next sale of Equity Securities in a bonafide financing event with total proceeds to the Company of at least five million dollars ($5,000,000); provided, however, that the Company’s sale and issuance of any Call Securities (as defined below) shall not be deemed a Qualified Financing for purposes of this Subsection 4(c)(i).
               (d) Mechanics of Conversion. Each holder of Series C Preferred or Series D Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series C Preferred or Series D Preferred, as applicable, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred or Series D Preferred, as applicable, being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the

10.

extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series C Preferred or Series D Preferred, as applicable, being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series C Preferred or Series D Preferred, as applicable. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred or Series D Preferred, as applicable, to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
               (e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series D Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.
               (f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, the Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, that is then in effect shall be decreased as of the time of such issuance, as provided below:
                    (i) The Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, shall be adjusted by multiplying the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, then in effect by a fraction equal to:
                         (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and
                         (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
                    (ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

11.

                    (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, shall be recomputed accordingly as of the close of business on such record date and thereafter such Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.
               (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series C Preferred and/or Series D Preferred, as applicable, is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series C Preferred or Series D Preferred, as applicable, shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred or Series D Preferred, as applicable, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
               (h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series C Preferred and/or Series D Preferred, as applicable, shall thereafter be entitled to receive upon conversion of the Series C Preferred or Series D Preferred, as applicable, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series C Preferred or Series D Preferred, as applicable, would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series C Preferred and/or Series D Preferred, as applicable, after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, then in effect and the number of shares issuable upon conversion of the Series C Preferred or Series D Preferred Conversion Price, as applicable,) shall be applicable after that event and be as nearly equivalent as practicable.

12.

               (i) Sale of Shares Below Series C Preferred Conversion Price or Series D Preferred Conversion Price.
                    (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other as provided in Section 4(f), 4(g) or 4(h) above, for an Effective Price (as defined below) less than the (a) then effective Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable (a “Qualifying Dilutive Issuance”), provided, however that no such adjustment shall be made to the Series D Preferred Conversion Price in connection with an event that triggers a Special Series D Preferred Conversion Price Adjustment, then and in each such case, the then existing Series C Preferred Conversion Price or the Series D Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction equal to:
                         (A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series C Preferred Conversion Price or the Series D Preferred Conversion Price, as applicable, and
                         (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.
     For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, and (B) the number of shares of Common Stock into which the then outstanding shares of Series C Preferred and Series D Preferred could be converted if fully converted on the day immediately preceding the given date.
                    (ii) No adjustment shall be made to the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to such Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable,.
                    (iii) For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair

13.

value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
                    (iv) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:
                         (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and
                         (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
                         (C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.
                         (D) No further adjustment of the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or

14.

the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series C Preferred or Series D Preferred Stock.
                    (v) For the purpose of making any adjustment to the Conversion Price of the Series C Preferred or Series D Preferred required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:
                         (A) shares of Common Stock issued upon conversion of the Series C Preferred or Series D Preferred;
                         (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans that are approved by the Board;
                         (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date;
                         (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;
                         (E) shares of Common Stock or Preferred Stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

15.

                         (F) any equity securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board;
                         (G) any shares of Series A-2 Preferred; and
                         (H) any shares issued pursuant to that certain Series D Preferred Stock Purchase Agreement dated on or about December 19, 2006.
     References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.
                    (vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments and as part of the same transaction or series of transactions as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, shall be reduced to the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
               (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Preferred Conversion Price or Series D Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred or Series D Preferred, as applicable, if the Series C Preferred or Series D Preferred, as applicable, is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C Preferred or Series D Preferred, as applicable, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the

16.

time would be received upon conversion of the Series C Preferred or Series D Preferred, as applicable.
               (k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series C Preferred or Series D Preferred, as applicable, at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series C Preferred or Series D Preferred, voting together as a single class) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.
               (l) Automatic Conversion.
                    (i) Each share of Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series C Preferred Conversion Price (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series C Preferred, voting together as a single series, or (B) immediately upon the closing of a Qualified IPO. Each share of Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series D Preferred Conversion Price (X) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series D Preferred, voting together as a single series; provided, however, that notwithstanding anything herein to the contrary, the rights set forth in this Section 4(l)(i)(X) shall not apply to any shares of Series D Preferred for so long as the Company maintains a registration statement on file with the Securities and Exchange Commission in connection with a Qualified IPO or (Y) immediately upon the closing of a Qualified IPO. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).
                    (ii) Upon the occurrence of any of the events specified in Section 4(l)(i) above, the outstanding shares of Series C Preferred and Series D Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates

17.

evidencing such shares of Series C Preferred or Series D Preferred, as applicable, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series C Preferred and Series D Preferred, the holders of Series C Preferred and Series D Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series C Preferred or Series D Preferred, as applicable. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred and Series D Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).
               (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred or Series D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred or Series D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.
               (n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred or Series D Preferred, as applicable, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred or Series D Preferred, as applicable. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred or Series D Preferred, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               (o) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

18.

               (p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred and Series D Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred and Series D Preferred so converted were registered.
               (q) No Dilution or Impairment. Without the consent of the holders of at least two-thirds of the then outstanding Series C Preferred and Series D Preferred, voting together as a single class, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred and Series D Preferred against dilution or other impairment.
               (r) Special Mandatory Conversion. In the event that any holder of Series D Preferred fails to purchase its Pro Rata Portion (as defined below) of the Call Securities (as defined below), each share of such holder’s Series D Preferred shall be automatically converted into Common Stock at a 3-to-1 ratio (for purposes of illustration, each three (3) shares of such holder’s Series D Preferred Stock would be converted into one (1) share of Common Stock). Any purchase of Call Securities by any partner, affiliate or affiliated fund of any holder of Series D Preferred Stock shall be deemed a purchase by such holder for purposes of this Subsection 4(r).
                    (1) For purposes of Subsection 4(r) the following definitions shall apply:
                         (a) The term “Call Securities” shall mean those shares of Series D Preferred offered by the Company at any time after the Original Issue Date to holders of the Series D Preferred pursuant to that certain stock purchase agreement pursuant to which the first shares of Series D Preferred are sold to stockholders (the “Series D Preferred Stock Purchase Agreement”); provided, however, that this Subsection 4(r) shall terminate in its entirety and be of no further force or effect upon the earlier of (i) a Qualified IPO, (ii) an Acquisition or Asset Transfer, or (iii) December 19, 2007.
                         (b) The term “Pro Rata Portion” shall mean the number of shares of the Company’s Series D Preferred which such holder is required to purchase pursuant to the Series D Preferred Stock Purchase Agreement.
     5. Redemption of Series A-1 Preferred, Series A-2 Preferred and Series B-1 Preferred.
               (a) Each share of Series A-1 Preferred shall be automatically redeemed and canceled (1) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A-1 Preferred, or (2) immediately upon the closing of a

19.

Qualified IPO (each such event, a “Redemption Date”). Each share of Series A-2 Preferred shall automatically be redeemed and canceled (3) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A-2 Preferred, or (4) immediately upon the closing of a Qualified IPO (each such event, a “Redemption Date”). Each share of Series B-1 Preferred shall automatically be redeemed and canceled (5) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B-1 Preferred, or (6) immediately upon the closing of a Qualified IPO (each such event, a “Redemption Date”). The Company shall effect such redemptions by paying to the holders of such shares as soon as practicable on or after the applicable Redemption Date in cash in exchange for the shares of Series A-1 Preferred, Series A-2 Preferred and/or Series B-1 Preferred so redeemed a sum equal to the par value of such shares.
               (b) Upon the occurrence of the events specified in Section 5(a), the outstanding shares of Series A-1 Preferred, Series A-2 Preferred and/or Series B-1 Preferred shall be automatically canceled without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent and shall represent only the right to receive the cash payment described in Section 5(a).
     6. No Reissuance of Preferred Stock.
               No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.
V.
     A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.
     B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.
     C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
VI.
     For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

20.

     A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.
     B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.
     C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
* * * *
     FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Company.
     FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

21.

     In Witness Whereof, Veraz Networks, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 19th day of December, 2006.

Veraz Networks, Inc.
By:	/s/ Douglas A. Sabella
Douglas A. Sabella,
President and Chief Executive Officer

22.